EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-72280, 333-30690, 333-30692, 333-07811, 33-82758, 33-67090, 33-39186, 33-44042, 33-53944, 33-88914, 33-88912, 33-65133, 333-24593, 333-42997, and 333-117901, Form S-3 Nos. 33-46173, 333-43176, 333-51372, 333-66310, 333-115960 and 333-122753 and Form S-4 Nos. 333-107351, 33-44116, 33-60847 and 333-51364) of IVAX Corporation and in the related Prospectuses, of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of IVAX Corporation, IVAX Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IVAX Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
March 9, 2005